Exhibit 99.1


[B/E AEROSPACE LOGO]

                                                 News Release

#04-24                                           CONTACT:
FOR IMMEDIATE RELEASE                            Ed Harper
                                                 Director of Investor Relations
                                                 B/E Aerospace, Inc.
                                                 (561) 791-5000

               B/E AEROSPACE ANNOUNCES PRICING OF EQUITY OFFERING
               --------------------------------------------------

         WELLINGTON, FL, October 1, 2004 - B/E Aerospace, Inc. (Nasdaq: BEAV), announced today the pricing of an offering of 16.0 million shares of its common stock at a price of $9.00 per share through Credit Suisse First Boston and UBS Investment Bank as joint book running managers and Jefferies Quarterdeck and Stephens Inc. as co-managers. The underwriters also have an option to purchase up to an additional 2,400,000 shares to cover over-allotments, if any.

         B/E intends to use the proceeds from the offering, together with up to $50 million of cash on hand and proceeds from the exercise of the over-allotment option, if any, to redeem 9 1/2% Senior Subordinated Notes due November 1, 2008 of the Company.

         Copies of the prospectus supplement and the prospectus to which it relates can be obtained from Credit Suisse First Boston LLC, One Madison Avenue, New York, NY 10010 (212) 325-2580 and UBS Investment Bank, 299 Park Avenue,
25th Floor, New York, NY 10171 (212) 821-3000.

         Certain statements made in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company's future plans, objectives, and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as "believe," "expect," "estimate,"



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"intend," or "plan" are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Important factors that could cause actual results to differ include, but are not limited to: risks associated with completing the offering and the use of any proceeds from such offering.



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ABOUT B/E AEROSPACE, INC.

B/E Aerospace, Inc. is the world's leading manufacturer of aircraft cabin interior products, and a leading aftermarket distributor of aerospace fasteners. B/E designs, develops and manufactures a broad product line for both commercial aircraft and business jets and provides cabin interior design, reconfiguration and conversion services. Products for the existing aircraft fleet -- the aftermarket -- provide about 60 percent of sales. B/E sells its products through its own global direct sales organization. For more information, visit B/E's website at www.beaerospace.com.



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